SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2025

IF BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35226	45-1834449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (815) 432-2476

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IROQ	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 16, 2025, IF Bancorp, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), Stilwell Partners, L.P. (“Stilwell Partners”), Stilwell Value LLC, (“Stilwell Value”), and Joseph Stilwell, an individual (collectively, with Activist Fund, Activist Investments, Stilwell Partners, and Stilwell Value, the “Stilwell Group,” and each individually, a “Stilwell Group Member”) and Scott J. Dworschak, an individual. The Agreement will remain in effect until the earlier of March 31, 2026, or the closing of a Company Transaction (as defined below).

Pursuant to the Agreement, the Company has agreed to, among other things, appoint Mr. Dworschak to the Boards of Directors (the “Boards”) of the Company and its wholly owned banking subsidiary, Iroquois Federal Savings and Loan Association (the “Bank”), in the class of directors expiring at the Company’s 2026 Annual Meeting of Stockholders and similar class at the Bank. In the event Mr. Dworschak is unable to serve as a director of the Company and Bank, the Company and Bank will appoint a replacement director chosen by the Stilwell Group.

If, after March 31, 2026, the Company has failed to substantially implement the matters approved by stockholders of the Company at the November 2024 Annual Meeting of Stockholders and the Stilwell Group requests that an additional nominee of its choosing be appointed to the Boards, the Company has agreed to appoint such nominee to the Boards to serve in the class of directors with a term expiring at the Company’s 2027 Annual Meeting of Stockholders and similar class at the Bank.

During the term of the Agreement, the Stilwell Group and each Stilwell Group Member will not, among other things: acquire additional shares of the Company’s common stock (“Company Stock”), sell or transfer Company Stock to a 5% holder or a party that upon such transfer would become a 5% holder; propose or seek to effect a sale, merger, recapitalization of reorganization or any other transaction that would constitute a change in control of the Company (a “Company Transaction”); further publicly suggest that the Company should engage in a Company Transaction; seek to exercise any control or influence over the management of the Company or the Boards; present to the Company, its stockholders or any third party any Company Transaction or give encouragement to propose a Company Transaction; solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors or become a participant in any such proxy solicitation; submit or encourage the submission of any nomination for election as a director of the Company or any stockholder proposal for business at a meeting of the Company’s stockholders; join or participate in any partnership, pooling arrangement, syndicate or voting trust or enter into any other agreement to act in concert with any other person holding Company Stock; join with or assist or make any statement in opposition with respect to any nominee to the Company’s Board of Directors nominated by the Company Board of Directors nor join with or assist in supporting or endorsing any other nominee; vote for any nominee that has not been nominated by the Company’s Board of Directors; other than actions for the enforcement of the Agreement, initiate or participate in any litigation against the Company, Bank or its officers and directors, including any derivative action; advise, encourage or finance any activities which would circumvent the limitations of the Agreement; or request to be excused from the terms of the Agreement or publicly disclose any such intention.  Mr. Dworschak has agreed to refrain from substantially the same actions.

A copy of the Agreement is attached as Exhibit 10 to this report and is incorporated herein by reference thereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Description

10
Standstill Agreement by and among IF Bancorp, Inc., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell and Scott J. Dworschak

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IF BANCORP, INC.
DATE: September 16, 2025	By:	/s/ Walter H. Hasselbring, III
Walter H. Hasselbring, III
Chief Executive Officer